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                                      EX-11

                             COMPUTATION OF EARNINGS
                     BIONX IMPLANTS, INC., AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                      (in thousands, Except per share data)

Computation of Earnings (Loss) per Common Share

                                                                       For the Three Months Ended          For the Nine Months Ended
                                                                              September 30                       September 30,
                                                                         1996              1997             1996              1997
                                                                         ----              ----             ----              ----

Weighted average common shares outstanding.......................       5,263             8,916             5,263            5,563
Weighted average incremental shares assumed
  to be outstanding related to common stock
  options and warrants granted and convertible
  preferred stock based on the treasury stock method.............         253               412               253              412
Weighted average convertible preferred stock
  (if converted method)..........................................          -                 -                -              1,053
Pro forma effect of shares issued pursuant
  to initial public offering as described in note
  3 of notes to the September 30, 1997 consolidated
  financial statements...........................................          -                 -                -              2,300

Totals...........................................................       5,516             9,328             5,516            9,328

Net income (loss)................................................      (3,481)              484            (4,479)           1,159

Per share amount.................................................       (0.63)             0.05             (0.81)            0.12

Fully Diluted:

Weighted average common shares outstanding                              5,263             8,916             5,263            5,563
Weighted average incremental shares assumed
  to be outstanding related to common stock
  options and warrants granted and convertible
  preferred stock based on the treasury stock method.............         253               412               253              412
Weighted average convertible preferred stock
  (if converted method)..........................................          -                 -                 -             1,053
Pro forma effect of shares issued pursuant to
  initial public offering as described in note 3
  of the notes to the September 30, 1997 consolidated
  financial statements...........................................                            -                               2,300

Totals...........................................................           5,516          9,328            5,516            9,328

Net income (loss)................................................          (3,481)           484           (4,479)           1,159

Per share amount.................................................           (0.63)          0.05            (0.81)            0.12

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